Exhibit 99.1

For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Third Quarter Results

•	Assets Under Management (AUM) increased +23.5% year over year to $1.55 billion
•	GAAP book value increased $2.35 per share to $37.76 vs. $35.41 per share at September 30, 2016
•	Fully diluted quarterly EPS of $0.06 versus $0.16 in the 2016 quarter
Rye, New York, November 6, 2017 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the third quarter ended September 30, 2017.

Financial Highlights
($000s except AUM and per share data)

	Q3		Year to Date
	2017	2016	2017		2016

AUM - end of period (in millions)	$1,545	$1,251	$1,545		$1,251
Revenues	5,248	5,451	15,330		14,932
Operating loss, before management fee (a)	(6,112)	(3,856)	(16,897)		(11,298)
Investment and other non-operating income/(expense), net	7,512	10,333	1,172	(b)	21,978
Income/(loss) before income taxes	1,400	5,836	(15,725)		9,614
Net income/(loss)	1,519	3,959	(6,963)		6,571
Net income/(loss) per share	$0.06	$0.16	$(0.29)		$0.26
Shares outstanding at September 30	23,786	25,361	23,786	(c)	25,361
(a) See GAAP to non-GAAP reconciliation on page 6.
(b) Includes a mark-to-market loss of $19.1 million incurred in Q1 on GBL shares required under GAAP.
(c) Shares outstanding consist of 4,590 and 19,196 Class A and B shares, respectively.

Third Quarter Overview

Third quarter operating revenues were $5.2 million versus $5.5 million in the prior year quarter, reflecting higher total fees on higher average AUM offset by lower commissions generated by our institutional research operations. Our operating loss for the quarter was $6.1 million compared to an operating loss of $3.9 million in the comparable year ago quarter.  This was mainly attributable to the higher stock-based compensation expense of $1.9 million in the current quarter versus $0.7 million in the year ago period. In August, GAMCO Investors, Inc. (“GBL”) elected to accelerate the vesting of GBL RSAs held by our teammates. The GBL RSAs were granted to our teammates prior to AC’s spin-off from GBL. Under generally accepted accounting principles (“GAAP”), the value of the GBL RSAs are considered compensation for services performed for AC and are amortized over the vesting period even though the form of compensation is GBL stock.  Other operating expenses increased by $0.8 million primarily due to initial offering costs of a consolidated fund the Company launched during the quarter.

Third quarter investment and other non-operating income was $7.5 million versus $10.3 million in the third quarter of 2016 primarily due to reduced interest income from the GAMCO Note (as defined below) and lower mark-to-market gains on our investment portfolio.

The Company recorded an income tax expense in the third quarter of 2017 of $0.1 million versus an income tax expense of $1.8 million in the comparable quarter of 2016. The reduction in taxes results from: (a) the reduction in net income and (b) recognition of permanent tax benefits from the acceleration of the GBL RSAs and the dividends received deduction.

As a result of the factors noted above, net income for the third quarter of 2017 was $1.5 million or $0.06 per diluted share, versus net income of $4.0 million, or $0.16 per diluted share in the third quarter of 2016.

Financial Condition

At September 30, 2017, AC’s book value on a GAAP basis was $898 million, or $37.76 per share, compared to $898 million, or $35.41 per share, at September 30, 2016. The increase in GAAP book value per share was primarily the result of the buyback of approximately 1.6 million AC shares over the prior year. Our liquid financial resources provide flexibility to pursue strategic objectives which may include acquisitions, lift-outs, seeding new investment strategies, and co-investing, as well as shareholder compensation in the form of share repurchases and dividends.

Our investment in 4.4 million shares of GBL at September 30, 2017 was valued at $130.7 million. The GBL shares are held as an available for sale security. As a result, any changes in value will not be reflected in net income unless they are “other than temporary”.

GAMCO issued a note to AC with an initial face value of $250 million (the “GAMCO Note”) as part of AC’s spin-off in November 2015. During the third quarter of 2017, GBL repaid $10 million of the GAMCO Note, reducing the outstanding principal to $70 million.  Subsequent to quarter end, GBL repaid an additional $20 million, further reducing the balance to $50 million. The pay down of the GAMCO Note increased our book value; GAAP treats a note from a related party as a reduction of equity rather than an increase of assets.

Third Quarter Results of Operations

Assets Under Management (AUM)

	September 30,	June 30,	December 31,	September 30,
	2017	2017	2016	2016
(in millions)
Event Merger Arbitrage	$1,395	$1,202	$1,076	$1,044
Event-Driven Value	85	142	133	144
Other	65	64	63	63
Total AUM	$1,545	$1,408	$1,272	$1,251

Assets Under Management at September 30, 2017 were $1.55 billion, an increase of $294 million from $1.25 billion at September 30, 2016. This increase reflects $75 million of net appreciation and $219 million of net inflows.  Significantly, a new closed end fund, The Gabelli Merger Plus+ Trust Ltd. (LSE: GMP), launched in July with over $100 million of AUM.

Revenues

Total operating revenues for the three months ended September 30, 2017 were $5.2 million versus $5.5 million in the comparable prior year period:

•	Investment advisory fees increased to $2.6 million in the third quarter of 2017, up from $2.3 million in the comparable 2016 quarter, due to higher assets under management;

•	Institutional research services revenue was $2.6 million in the third quarter 2017 compared to $3.0 million in the year ago quarter.

Incentive fees are not recognized until the measurement period ends, typically annually on December 31. For years in which our funds have positive performance, therefore, fourth quarter revenue will generally exceed the revenue levels in each of the first three quarters due to the recognition of annual incentive fees.  If the measurement period had ended on September 30, we would have recognized $3.5 million and $6.1 million in incentive fees for the nine months ended September 30, 2017 and 2016, respectively.

Investment and other non-operating income, net

During the third quarter of 2017, investment and other non-operating income, net was $7.5 million versus $10.3 million in the third quarter of 2016. Investment gains were $5.2 million in the 2017 quarter compared to $7.6 million in the comparable 2016 quarter, primarily a function of mark-to-market changes in the value of our investments. Dividends on the GBL shares and interest income from the GAMCO Note were $0.9 million in the 2017 quarter versus $1.8 million in the comparable quarter in 2016.

Business and Investment Highlights

Event Driven Asset Management

Gabelli Associates Fund LP, which invests in merger arbitrage opportunities, returned +2.5% net of expenses for the nine months ended September 30, 2017. Global M&A activity through the third quarter reached $2.4 trillion, an increase of 3% over the same period in 2016. We continue to find attractive opportunities investing in announced mergers and expect future deal activity will provide further prospects to generate returns not correlated to the market.

Institutional Research

In the third quarter, Gabelli & Company, our institutional research services business, sponsored two investment symposiums:

August 15, 2017      4th Broadcasting Symposium
September 7, 2017   23rd Aircraft Supplier Conference

During the fourth quarter, the following symposiums are scheduled:

October 30-31, 2017 41st Automotive Aftermarket Symposium
November 17, 2017  Digital Evolution within Financial Services

Shareholder Compensation

During the quarter ended September 30, 2017, the Company repurchased approximately 111,000 shares at an average price of $33.79 per share, for a total of $3.8 million.

In addition, on November 6, 2017, the Board of Directors approved a semi-annual dividend of $0.10 per share to all of its Class A and Class B shareholders payable on January 10, 2018 to shareholders of record on December 27, 2017.

The Company is evaluating options for the GBL shares it holds which represent approximately 15% of the class A and Class B outstanding shares. The options being considered include:
•	an exchange offer of GBL shares for AC shares;
•	a dividend of GBL shares to AC shareholders; and
•	a sale of GBL stock.

The Company is considering these options for any, or all, of its GBL holdings.  No decision has been made at this time, and it is possible that none of these options will be pursued.

Chief Financial Officer

As previously disclosed, Francis J. Conroy, CPA will join the Company as interim CFO, effective November 7, 2017.

Mr. Conroy is currently with GGCP, the privately-held parent of AC, serving as special assistant to the CEO. Mr. Conroy has an extensive career in finance and accounting with firms including Mezzacappa, Lazard, McKinsey and Catalyst Energy and was most recently with KKR Prisma from 2004 through 2016. He began his career with Arthur Andersen & Co. after receiving his MBA from Harvard Business School. Mr. Conroy completed his undergraduate degree in Business Administration, summa cum laude, at Fordham in 1979. He is a member of the Executive Committee of Fordham University President’s Council and a Director of Part of the Solution, Inc., an emergency food agency serving the Bronx.

Patrick Dennis, the current CFO, originally joined AC in November 2015 prior to the Company’s spin-out and is resigning to pursue another opportunity.

About Associated Capital Group, Inc.

The Company was spun-off from GBL on November 30, 2015.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. Management fees are largely based on a percentage of assets under management. Incentive fees are based on a percentage of the investment returns of certain clients’ portfolios. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research (which does business as Gabelli & Company), an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

NOTES ON NON-GAAP FINANCIAL MEASURES

Adjusted Economic Book Value

Management believes the analysis of Adjusted Economic book value ("AEBV") and AEBV per share, both non-GAAP financial measures, are useful in analyzing the Company's financial condition during the period in which it builds its core operating business. As discussed above, for GAAP purposes, the outstanding principal amount of the GAMCO Note, which was issued to the Company as part of the spin-off transaction, is treated as a reduction of equity. As GBL makes principal payments, the Company's total equity will increase. Once the GAMCO Note is fully repaid, the Company's total equity and AEBV will be the same. AEBV and AEBV per share represent book value and book value per share, respectively, increased by the principal balance of the GAMCO Note. The calculations of AEBV and AEBV per share at September 30, 2017 are shown below.

($000s except per share data)

	Total	Per Share
Total equity as reported	$898,208	$37.76
Add: GAMCO Note	70,000	2.94
Adjusted Economic book value	$968,208	$40.70

Operating Loss Before Management Fee

Operating loss before management fee expense is used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense. The reconciliation of operating loss before management fee expense to operating loss is provided below.

($000s)

	Q3		Year to Date
	2017	2016	2017	2016
Operating loss before management fee	$(6,112)	$(3,856)	$(16,897)	$(11,298)
Deduct: management fee expense	-	641	-	1,066
Operating loss	$(6,112)	$(4,497)	$(16,897)	$(12,364)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	September 30,	December 31,	September 30,
	2017	2016	2016

ASSETS

Cash and cash equivalents	$242,302	$314,093	$402,403
Investments	578,031	468,139	360,892
Investment in GAMCO stock	130,737	135,701	125,070
Receivable from brokers	15,753	12,588	19,807
Other receivables	5,479	18,362	10,577
Other assets	7,217	3,720	6,062

Total assets	$979,519	$952,603	$924,811

LIABILITIES AND EQUITY

Payable to brokers	$13,421	$2,396	$1,549
Income taxes payable and deferred tax liabilities	4,346	6,978	2,014
Compensation payable	9,439	17,676	8,499
Securities sold short, not yet purchased	9,059	9,984	4,215
Accrued expenses and other liabilities	2,927	37,317	6,466
Sub-total	39,192	74,351	22,743

Redeemable noncontrolling interests	42,119	4,230	3,999

Equity	952,690	972,705	1,005,702
4% PIK Note due from GAMCO	(70,000)	(100,000)	(100,000)
Accumulated comprehensive income (loss)	15,518	1,317	(7,633)
Total equity	898,208	874,022	898,069

Total liabilities and equity	$979,519	$952,603	$924,811

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended September 30,

	2017	2016

Investment advisory and incentive fees	$2,587	$2,294
Institutional research services	2,584	2,992
Other revenues	77	165
Total revenues	5,248	5,451

Compensation costs	6,492	6,415
Stock-based compensation	1,862	727
Other operating expenses	3,006	2,165
Total expenses	11,360	9,307

Operating loss before management fee	(6,112)	(3,856)

Investment gain	5,234	7,566
Interest and dividend income from GAMCO	855	1,836
Interest and dividend income, net	1,423	931
Investment and other non-operating income, net	7,512	10,333

Gain before management fee and income taxes	1,400	6,477
Management fee	-	641
Income before income taxes	1,400	5,836
Income tax	67	1,807
Net income	1,333	4,029
Net income/(loss) attributable to noncontrolling interests	(186)	70
Net income attributable to Associated Capital Group, Inc.	$1,519	$3,959

Net income per share attributable to Associated Capital Group, Inc.:
Basic	$0.06	$0.16

Diluted	$0.06	$0.16

Weighted average shares outstanding:
Basic	23,841	24,918

Diluted	23,841	25,219

Actual shares outstanding	23,786	25,361	(a)

Notes:
(a) Includes 427,290 of RSAs at September 30, 2016.

Table III

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30,

	2017	2016

Investment advisory and incentive fees	$7,318	$6,586
Institutional research services	7,917	8,102
Other revenues	95	244
Total revenues	15,330	14,932

Compensation costs	19,696	18,168
Stock-based compensation	5,226	2,015
Other operating expenses	7,305	6,047
Total expenses	32,227	26,230

Operating loss before management fee	(16,897)	(11,298)

Investment gain/(loss)	(1,018)	12,770
Interest and dividend income from GAMCO	2,863	7,012
Interest and dividend income, net	4,222	2,196
Shareholder-designated contribution	(4,895)	-
Investment and other non-operating income, net	1,172	21,978

Gain/(loss) before management fee and income taxes	(15,725)	10,680
Management fee	-	1,066
Income/(loss) before income taxes	(15,725)	9,614
Income tax/(benefit)	(8,667)	2,773
Net income/(loss)	(7,058)	6,841
Net income/(loss) attributable to noncontrolling interests	(95)	270
Net income/(loss) attributable to Associated Capital Group, Inc.	$(6,963)	$6,571

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$(0.29)	$0.26

Diluted	$(0.29)	$0.26

Weighted average shares outstanding:
Basic	23,826	24,879

Diluted	23,826	25,194

Actual shares outstanding	23,786	25,361	(a)

Notes:
(a) Includes 427,290 of RSAs at September 30, 2016.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.